Exhibit 3.1
AMENDMENT NO. 1
TO
AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
LE GP, LLC
This Amendment No. 1 (this “Amendment No. 1”) to the Amended & Restated Limited Liability Company Agreement of LE GP, LLC (the “Company”), dated as of May 7, 2007 (the “LLC Agreement”) is hereby adopted, executed and agreed to, by and among Ray C. Davis (“Davis”), and Kelcy Warren (“Warren”), each of whom is an individual residing in Texas, and Enterprise GP Holdings, L.P., a Delaware limited partnership (“EPE”). The parties hereto shall be referenced individually as a “Member” or “Party” and collectively as “Members” or “Parties.” Capitalized terms used but not defined herein are used as defined in the LLC Agreement.
WHEREAS, the Members desire to amend the LLC Agreement to increase the number of natural persons that may serve on the Board of Directors of the Company from ten to eleven, which increase shall be effective upon the date of this Amendment No. 1; and
WHEREAS, acting pursuant to the power and authority granted to them under Section 13.4 of the LLC Agreement, the Members have determined that the following amendment is in the best interest of the Company;
NOW, THEREFORE, the Members do hereby amend the LLC Agreement as follows:
Section 1. Amendment.
(a) Section 6.2(a) is hereby amended and restated as follows:
“Generally. The Board of Directors shall consist of not less than five nor more than eleven natural persons. The members of the Board of Directors shall be appointed by the Members constituting a Two-Thirds Interest, provided that at least three of such Directors shall meet the independence, qualification and experience requirements of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934 (or any successor Law), the rules and regulations of the SEC, other Applicable Law and the charter of the Audit and Conflicts Committee (each, an “Independent Director”); provided, however, that if at any time at least three of the Directors are not Independent Directors, the Board of Directors shall still have all powers and authority granted to it hereunder, and the Members acting with the approval of a Two-Thirds Interest shall endeavor to elect, as soon as practicable, such additional Independent Directors as required to come into compliance with this Section 6.2(a).”

Section 2. General Authority. The appropriate officers of the Company are hereby authorized to make such further clarifying and conforming changes to the LLC Agreement as they deem necessary or appropriate, and to interpret the LLC Agreement, in order to give effect to the intent and purpose of this Amendment No. 1.
Section 3. Ratification of LLC Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.
Section 4. Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, the Members have executed this Amendment No. 1 as of this 23rd day of December, 2009.

MEMBERS:

/s/ Ray C. Davis
Ray C. Davis

/s/ Kelcy L. Warren
Kelcy L. Warren

Enterprise GP Holdings, L.P.
By:	EPE Holdings, LLC,
its General Partner

By:	/s/ Richard H. Bachmann
	Name:	Richard H. Bachmann
	Title:	Executive Vice President and Chief Legal Officer

COMPANY: LE GP, LLC
By:	/s/ John W. McReynolds
	Name:	John W. McReynolds
	Title:	President and Chief Financial Officer